UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 18, 2013 (September 12, 2013)

SANCHEZ ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35372	45-3090102
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Bagby Street
Suite 1800
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

(713) 783-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into a Material Definitive Agreement.

Underwriting Agreement

On September 12, 2013, Sanchez Energy Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Johnson Rice & Company L.L.C., as representative of the several underwriters named therein (collectively, the “Underwriters”), providing for the offer and sale of 9,600,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), by the Company, at a price to the public of $23.00 per share ($21.9075 per share, net of underwriting discounts). The Company granted the Underwriters a 30-day option (the “Option”) to purchase up to an additional 1,440,000 shares of Common Stock on the same terms. On September 13, 2013, the Underwriters exercised the Option.

The Company will receive net proceeds of approximately $241.6 million (after deducting underwriting discounts and commissions and estimated offering expenses) from the sale of the shares of Common Stock, including the shares issued pursuant to the Option. The Company intends to use the net proceeds from the offering of Common Stock to partially fund the previously announced Wycross acquisition, to fund a portion of its 2013 and preliminary 2014 capital budget, which is primarily focused on the Eagle Ford Shale, and for general corporate purposes, including working capital. The offering of Common Stock is expected to close on September 18, 2013.

The Underwriting Agreement contains customary representations, warranties and agreements of the Company and customary conditions to closing, obligations of the parties and termination provisions. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Underwriting Agreement contains representations, warranties and other provisions that were made or agreed to, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them. Accordingly, the Underwriting Agreement should not be relied upon as constituting a description of the state of affairs of any of the parties thereto or their affiliates at the time it was entered into or otherwise. The offering is being made pursuant to a prospectus supplement dated September 12, 2013 and the base prospectus dated January 14, 2013, relating to the Company’s effective shelf registration statement on Form S-3 (File No. 333-185853).

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Underwriters and their respective affiliates have provided, and may provide in the future, investment banking, commercial banking and other financial services for the Company or its affiliates in the ordinary course of business, for which they have received and will receive customary fees and compensation.

Item 8.01.                Other Events.

On September 13, 2013, the Company announced that it had upsized and priced the offering of Common Stock described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

On September 13, 2013, the Company announced that it had upsized and priced the offering of 7.75% senior notes due 2021. A copy of the press release is filed as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01.                Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated September 12, 2013, by and among Sanchez Energy Corporation and Johnson Rice & Company L.L.C., as representative of the several underwriters named therein

5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP

23.1	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1)

99.1	Press release dated September 13, 2013 announcing the upsizing and pricing of the offering of common stock

99.2	Press release dated September 13, 2013 announcing the upsizing and pricing of the offering of additional notes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANCHEZ ENERGY CORPORATION

Date: September 18, 2013	By:	/s/ Michael G. Long
Michael G. Long
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
1.1	Underwriting Agreement, dated September 12, 2013, by and among Sanchez Energy Corporation and Johnson Rice & Company L.L.C., as representative of the several underwriters named therein

5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP

23.1	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1)

99.1	Press release dated September 13, 2013 announcing the upsizing and pricing of the offering of common stock

99.2	Press release dated September 13, 2013 announcing the upsizing and pricing of the offering of additional notes